Exhibit 99.1


   MILACRON ANNOUNCES PROPOSED EUROBOND OFFERING

   CINCINNATI, Ohio, USA, March 10, 2000 - Milacron Inc.
   (NYSE: MZ) announced today a public offering of up to Euro 150 million Eurobonds, with an expected maturity of five or seven years, bearing an interest rate to be determined. The net proceeds of the offering will be used for general corporate purposes, including repayment of maturing public debt.

   The Eurobonds will be issued by Milacron Capital
   Holdings B.V., a wholly owned subsidiary of Milacron, and will be guaranteed by Milacron Inc. The offering is being made pursuant to Regulation S of the Securities
   Act of 1933, as amended, and is expected to close in April.

   These Eurobonds have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

   This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.